Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES THIRD QUARTER 2022 RESULTS AND DECLARES FOURTH QUARTER 2022 DIVIDEND

Boston, Massachusetts, November 2, 2022. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported third quarter 2022 results.

George M. Murphy, President and Chief Executive Officer, commented: “The industry continues to experience strong headwinds as operating results are adversely impacted by inflationary trends and rising interest rates that negatively impact our investment portfolio. For the quarter ending September 30, 2022, we have posted a combined ratio of 97.1%, which demonstrates our strong underwriting discipline and focus on expense management. Also, shortly after quarter end, we were pleased to announce a letter of intent to acquire Northeast Insurance Agency, Inc. This acquisition is an exciting opportunity to strengthen our position within the independent agency channel while positioning us for future prosperity.”

Net income for the quarter ended September 30, 2022 was $6.2 million, or $0.42 per diluted share, compared to net income of $24.8 million, or $1.64 per diluted share, for the comparable 2021 period. Net income for the nine months ended September 30, 2022 was $21.9 million, or $1.48 per diluted share, compared to net income of $98.7 million, or $6.58 per diluted share, for the comparable 2021 period. The decrease is largely due to the change in net unrealized gains on equity securities of $14.4 million and $56.3 million for the three and nine months ended September 30, 2022, respectively.

Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended September 30, 2022 was $1.13 per diluted share, compared to $1.70 per diluted share, for the comparable 2021 period. Non-GAAP operating income for the nine months ended September 30, 2022 was $4.05 per diluted share, compared to $5.51 per diluted share, for the comparable 2021 period.

Safety’s book value per share decreased to $53.21 at September 30, 2022 from $62.47 at December 31, 2021 resulting from the impact of interest rate changes on the value of our fixed maturity portfolio of $115.0 million. Additional decreases in book value resulted from capital allocation activities, specifically dividends paid, and shares repurchased during the first quarter of 2022. Safety paid $0.90 per share in dividends to investors during the quarters ended September 30, 2022 and 2021, respectively. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2021.

Today, our Board of Directors approved a $0.90 per share quarterly cash dividend on its issued and outstanding common stock payable on December 15, 2022 to shareholders of record at the close of business on December 1, 2022.

Direct written premiums for the quarter ended September 30, 2022 increased by $6.8 million, or 3.2%, to $217.9 million from $211.1 million for the comparable 2021 period. Direct written premiums for the nine months ended September 30, 2022 increased by $1.3 million, or 0.2% to $621.9 million from $620.6 million for the comparable 2021 period. The increase is primarily in our commercial automobile and homeowner businesses.

For the quarter ended September 30, 2022, losses and loss adjustment expenses incurred increased by $5.0 million, or 4.1%, to $124.1 million from $119.1 million for the comparable 2021 period. For the nine months ended September 30, 2022, losses and loss adjustment expenses incurred increased by $19.2 million, or 5.6%, to $360.0 million from $340.8 million for the comparable 2021 period. The increase in losses is due to a return of pre-pandemic frequency in our private passenger automobile line of business and current market conditions including inflation and supply chain delays.

Loss, expense, and combined ratios calculated for the quarter ended September 30, 2022 were 65.3%, 31.8%, and 97.1%, respectively, compared to 61.3%, 32.6%, and 93.9%, respectively, for the comparable 2021 period. Loss, expense, and combined ratios calculated for the nine months ended September 30, 2022 were 63.7%, 32.3%, and 96.0%, respectively, compared to 58.6%, 33.3%, and 91.9%, respectively, for the comparable 2021 period. The decrease in the expense ratio is driven by a decrease in contingent commission expenses.

Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2022 was $13.9 million compared to $15.4 million for the comparable 2021 period. Total prior year favorable development included in the pre-tax results for the nine months ended September 30, 2022 was $43.2 million compared to $41.2 million for the comparable 2021 period.

Net investment income for the quarter ended September 30, 2022 was consistent at $11.1 million with the comparable 2021 period. Net investment income for the nine months ended September 30, 2022 increased by $0.9 million, or 2.8%, to $33.3 million from $32.4 million for the comparable 2021 period. The increase is a result of increases in interest rates on our fixed maturity portfolio compared to the prior year. Net effective annualized yield on the investment portfolio was 3.1% for the quarter ended September 30, 2022 compared to 3.0% for the comparable 2021 period. Net effective annualized yield on the investment portfolio for the nine months ended September 30, 2022 and 2021, respectively, was 3.0%. Our duration on fixed maturities was 3.6 years at September 30, 2022 and December 31, 2021.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains (losses) on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the three months September 30, 2022, a decrease of $14.4 million for the change in unrealized losses on equity securities was recognized within income before income taxes, compared to a decrease of $3.4 million recognized in the comparable 2021 period. For the nine months ended September 30, 2022, a decrease of $56.3 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $11.4 million recognized in the comparable 2021 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, and Safety Northeast Insurance Company. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2021 Form 10-K with the SEC on February 28, 2022 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,154,503 and $1,187,857, allowance for expected credit losses of $898 and $691)	$1,039,102	$1,218,279
Equity securities, at fair value (cost: $229,153 and $211,848)	225,967	264,945
Other invested assets	107,070	87,911
Total investments	1,372,139	1,571,135
Cash and cash equivalents	33,635	63,603
Accounts receivable, net of allowance for expected credit losses of $1,589 and $1,808	187,973	170,953
Receivable for securities sold	3,289	9,256
Accrued investment income	8,371	7,401
Taxes recoverable	17,550	1,508
Receivable from reinsurers related to paid loss and loss adjustment expenses	18,316	18,234
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	92,026	90,667
Ceded unearned premiums	26,560	23,795
Deferred policy acquisition costs	76,662	73,024
Deferred income taxes	11,315	—
Equity and deposits in pools	36,350	33,592
Operating lease right-of-use-assets	24,183	27,115
Other assets	25,784	27,108
Total assets	$1,934,153	$2,117,391

Liabilities
Loss and loss adjustment expense reserves	$545,412	$570,651
Unearned premium reserves	437,104	413,487
Accounts payable and accrued liabilities	59,293	76,598
Payable for securities purchased	3,115	16,477
Payable to reinsurers	22,623	9,192
Deferred income taxes	—	15,240
Debt	30,000	30,000
Operating lease liabilities	24,183	27,115
Other liabilities	28,058	31,458
Total liabilities	1,149,788	1,190,218

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,879,095 and 17,813,370 shares issued	179	178
Additional paid-in capital	220,755	216,070
Accumulated other comprehensive (loss) income, net of taxes	(90,457)	24,579
Retained earnings	803,888	821,743
Treasury stock, at cost: 3,141,477 and 2,970,573 shares	(150,000)	(135,397)
Total shareholders’ equity	784,365	927,173
Total liabilities and shareholders’ equity	$1,934,153	$2,117,391

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net earned premiums	$189,931	$194,395	$565,352	$581,542
Net investment income	11,112	11,112	33,337	32,418
Earnings from partnership investments	876	5,720	9,675	12,625
Net realized gains on investments	1,251	2,226	8,613	8,507
Change in net unrealized (losses) gains on equity securities	(14,364)	(3,447)	(56,283)	11,414
Credit loss (expense) benefit	(207)	(49)	(207)	325
Finance and other service income	3,749	3,751	10,469	11,660
Total revenue	192,348	213,708	570,956	658,491

Losses and loss adjustment expenses	124,069	119,129	359,950	340,785
Underwriting, operating and related expenses	60,373	63,291	182,839	193,404
Interest expense	132	131	392	390
Total expenses	184,574	182,551	543,181	534,579

Income before income taxes	7,774	31,157	27,775	123,912
Income tax expense	1,582	6,337	5,844	25,251
Net income	$6,192	$24,820	$21,931	$98,661

Earnings per weighted average common share:
Basic	$0.42	$1.65	$1.49	$6.63
Diluted	$0.42	$1.64	$1.48	$6.58

Cash dividends paid per common share	$0.90	$0.90	$2.70	$2.70

Number of shares used in computing earnings per share:
Basic	14,599,136	14,982,405	14,608,591	14,826,515
Diluted	14,711,737	15,080,029	14,713,552	14,922,870

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$6,192	$24,820	$21,931	$98,661
Exclusions from net income:
Net realized gains on investments	(1,251)	(2,226)	(8,613)	(8,507)
Change in net unrealized gains on equity securities	14,364	3,447	56,283	(11,414)
Credit loss (benefit) expense	207	49	207	(325)
Income tax expense on exclusions from net income	(2,797)	(267)	(10,054)	4,252
Non-GAAP operating income	$16,715	$25,823	$59,754	$82,667

Net income per diluted share	$0.42	$1.64	$1.48	$6.58
Exclusions from net income:
Net realized gains on investments	(0.09)	(0.15)	(0.59)	(0.57)
Change in net unrealized gains on equity securities	0.98	0.23	3.83	(0.76)
Credit loss (benefit) expense	0.01	-	0.01	(0.02)
Income tax expense on exclusions from net income	(0.19)	(0.02)	(0.68)	0.28
Non-GAAP operating income per diluted share	$1.13	$1.70	$4.05	$5.51

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Written Premiums
Direct	$217,878	$211,098	$621,947	$620,568
Assumed	6,460	7,585	21,168	23,345
Ceded	(18,910)	(16,079)	(56,911)	(50,265)
Net written premiums	$205,428	$202,604	$586,204	$593,648

Earned Premiums
Direct	$202,190	$204,429	$597,662	$608,448
Assumed	6,497	7,202	21,835	23,199
Ceded	(18,756)	(17,236)	(54,145)	(50,105)
Net earned premiums	$189,931	$194,395	$565,352	$581,542